Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated January 16, 2013

Pricing Supplement No. 281 dated January     , 2013 (To Product Supplement No. 6 dated July 13, 2012,

Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K $ Equity Linked Securities Leveraged Upside Participation to a Cap and Buffered Downside With Multiplier (Securities Linked to the MSCI EAFE Index®)

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment on the stated maturity date (which will be set on the pricing date and will be within the range of 23 to 26 months from the issue date) that may be greater than, equal to or less than the original offering price of your securities, depending on the performance of the MSCI EAFE Index® as measured from the pricing date to the calculation day (three business days prior to the stated maturity date). If the MSCI EAFE Index appreciates, the securities offer 130% leveraged participation in that appreciation, subject to a maximum redemption amount, which we refer to as the capped value (expected to be between $1,217 to $1,237 for each $1,000 security). If the level of the MSCI EAFE Index declines by up to 17.5%, you will receive the original offering price of your securities. However, if the level of the MSCI EAFE Index declines by more than 17.5%, you will lose some, and possibly all, of the original offering price of your securities at maturity. In exchange for the leverage and buffered downside with multiplier features, you must be willing to forgo (i) a return on the securities in excess of the maximum return at maturity of 21.7% to 23.7% (which results from the capped value of $1,217 to $1,237 per $1,000 security, to be set on the pricing date), (ii) interest on the securities and (iii) dividends paid on the stocks included in the MSCI EAFE Index. You must also be willing to accept the risk that, if the level of the MSCI EAFE Index declines by more than 17.5%, you will lose some, and possibly all, of the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo & Company.

On the stated maturity date, for each $1,000 security, you will receive an amount in cash equal to:

—

if the ending level on the calculation day is greater than the starting level (set on the pricing date), $1,000 plus an amount equal to the product of (i) $1,000, (ii) the percentage increase in the closing level of the MSCI EAFE Index from the starting level to the ending level and (iii) the participation rate of 130%; provided that the payment per $1,000 security will not be greater than the capped value of $1,217 to $1,237 per $1,000 security (to be set on the pricing date);

—	if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level (equal to 82.5% of the starting level), $1,000; or
—

if the ending level is less than the threshold level, an amount equal to the product of (i) $1,000, (ii) the ending level expressed as a percentage of the starting level, which will reflect the decline in the level of the MSCI EAFE Index, and (iii) a multiplier equal to approximately 1.2121.

The amount you will be paid on your securities on the stated maturity date will not be affected by the closing level of the MSCI EAFE Index on any day other than the calculation day. A percentage decrease of more than 17.5% between the starting level and the ending level will reduce the payment you will receive on the stated maturity date below the original offering price of your securities, potentially to zero.

The securities will not be listed on any securities exchange and are designed to be held to maturity.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	$0	$1,000
Total

(1)

The original offering price specified above includes structuring and development costs. If the securities were priced today, the structuring and development costs would total approximately $2.00 per security. The actual structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the structuring and development costs exceed $4.00 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Investment Description

The Securities Linked to the MSCI EAFE Index® are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the MSCI EAFE Index® (the “Index”) from its starting level to its ending level. The securities provide:

(i)

the possibility of a leveraged return at maturity if the level of the Index increases from its starting level to its ending level, provided that the total return at maturity of the securities will not exceed the maximum total return of 21.7% to 23.7% of the original offering price, as set on the pricing date;

(ii)	repayment of principal if, and only if, the ending level of the Index is not less than the starting level by more than 17.5%; and

(iii)	exposure to the decrease in the level of the Index from the starting level if the ending level is less than the starting level by more than 17.5%, subject to the buffering effect of the multiplier.

If the ending level is less than the starting level by more than 17.5%, you will lose some, and possibly all, of the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo.

The Index is an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada.

You should read this pricing supplement together with product supplement no. 6 dated July 13, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 6 dated July 13, 2012 filed with the SEC on July 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512302131/d378206d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

The MSCI EAFE Index is the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI EAFE Index are service marks of MSCI or its affiliates and have been licensed for use by Wells Fargo & Company. The securities are not sponsored, endorsed, sold or promoted by MSCI, any of its affiliates, any of its information providers or any other third party involved in, or related to, compiling, computing or creating the MSCI EAFE Index.

PRS-2

Investor Considerations

We have designed the securities for investors who:

•

seek 130% leveraged exposure to any upside performance of the Index, as measured by the extent (if any) to which the ending level is greater than the starting level, subject to the maximum total return at maturity of 21.7% to 23.7% (to be set on the pricing date) of the original offering price;

•	desire repayment of the original offering price at maturity so long as the ending level is not less than the starting level by more than 17.5%;

•	desire to moderate any decline of more than 17.5% from the starting level to the ending level through the buffering effect of the multiplier;

•

understand that the ability of the multiplier to moderate any decline in the Index of more than 17.5% is progressively reduced as the ending level of the Index declines because the multiplier only acts to buffer the performance of the Index on a percentage basis;

•

understand that if the ending level is less than the starting level by more than 17.5%, they will be exposed to the decrease in the Index from the starting level, subject to the buffering effect of the multiplier, and will lose some, and possibly all, of the original offering price of the securities;

•	are willing to forgo interest payments on the securities and dividends on securities included in the Index; and

•	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the ending level of the Index may decrease by more than 17.5% from the starting level;

•	seek uncapped exposure to the upside performance of the Index;

•	seek full return of the original offering price of the securities at stated maturity;

•	seek current income;

•	are unwilling to accept the risk of exposure to foreign developed equity markets;

•	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

•	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Terms of the Securities

Market Measure:	MSCI EAFE Index

Pricing Date:	January , 2013.

Issue Date:	January , 2013. (T+5)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Redemption Amount (at Maturity):

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount. The “redemption amount” per security will equal:

•   if the ending level is greater than the starting level: the lesser of:

(i)     $1,000 plus:

$1,000	×	ending level – starting level	× participation rate	; and
starting level

(ii)    the capped value;

•   if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

•   if the ending level is less than the threshold level:

$1,000 ×	ending level	× multiplier
starting level

If the ending level is less than the threshold level, you will lose some, and possibly all, of the original offering price of your securities at maturity.

Stated Maturity Date:	The “stated maturity date” will be set on the pricing date and will be within the range of 23 to 26 months from the issue date. The stated maturity date is subject to postponement if a market disruption event occurs or is continuing on the calculation day.

Starting Level:	, the closing level of the Index on the pricing date.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.

Capped Value:	The “capped value” will be set on the pricing date and will be within the range of 121.7% to 123.7% of the original offering price per security ($1,217 to $1,237 per security). As a result of the capped value, the maximum total return at maturity of the securities will be 21.7% to 23.7% of the original offering price.

Threshold Level:	, which is equal to 82.5% of the starting level.

Participation Rate:	130%

Multiplier:	The “multiplier” will be equal to the starting level divided by the threshold level, or 100% divided by 82.5%, which is approximately 1.2121.

Calculation Day:	The calculation day will be determined on the pricing date and is scheduled to be the third business day prior to the stated maturity date or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

PRS-4

Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid derivative contract with respect to the Index. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-21 of the product supplement.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

In addition, if you are not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” in the product supplement, you should review the discussion set forth under “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-23 of the product supplement.

In addition, this paragraph replaces the discussion set forth under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-23 of the product supplement. A 30% withholding tax may be imposed on certain payments to you or certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such institutions fail to comply with information reporting requirements (“FATCA withholding”). Such payments will include U.S.-source interest and dividends and the gross proceeds from the sale or other disposition of securities that can produce U.S.-source interest or dividends. If the relevant withholding agent treats the securities as giving rise to payments that are subject to FATCA withholding, you could be affected by the FATCA withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold securities through another person (e.g., a foreign bank or broker) that is subject to FATCA withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to FATCA withholding). A senior official of the Treasury Department commented publicly in December 2012 that FATCA withholding will generally not apply to securities that are issued prior to January 1, 2014, although this statement is not yet reflected in published Treasury Department guidance. In addition, under administrative guidance and proposed regulations, FATCA withholding would not apply to payments of U.S.-source interest and dividends made before January 1, 2014, and to other “withholdable payments” (including payments of gross proceeds from a sale or other disposition of securities that can produce U.S.-source interest or dividends) made before January 1, 2017. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

PRS-5

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-20 of the product supplement and to consult your own tax advisor.

Agent:	Wells Fargo Securities, LLC.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RMY4

PRS-6

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PRS-7

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 122.7% or $1,227 per security (the midpoint of the specified range for the capped value), a participation rate of 130%, a threshold level equal to 82.5% of the starting level and a multiplier of approximately 1.2121. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual capped value and whether you hold your securities to maturity.

PRS-8

Selected Risk Considerations

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

•

You May Lose Up To All Of Your Investment. If the ending level is less than the threshold level, the redemption amount will be less than the original offering price per security and will reflect the ending level expressed as a percentage of the starting level, as adjusted by the multiplier. As a result, you may receive less than, and possibly lose all of, the original offering price per security at maturity even if the level of the Index is greater than or equal to the starting level or the threshold level at certain points during the term of the securities.

•	No Periodic Interest Will Be Paid On The Securities.

•

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index. The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the capped value is reached.

•

The Buffering Effect Of The Multiplier Will Decrease As The Ending Level Decreases. If the ending level is less than the threshold level, the redemption amount will reflect the buffering effect of the multiplier, such that the redemption amount will be greater than it would have been had it been based solely on the performance of the Index. As the performance of the Index declines, however, the outperformance of the securities relative to the performance of the Index will decline as well, because the multiplier only acts to buffer the performance of the Index on a percentage basis. For example, if the ending level is 70% of the starting level, the redemption amount would be equal to $848.48 per security ($1,000 x .70 x multiplier), which is $148.48 greater than it would have been had it been based solely on the performance of the Index without the multiplier (i.e., $700). However, if the ending level is 40% of the starting level, the redemption amount would be equal to $484.85 per security ($1,000 x .40 x multiplier), which is only $84.85 greater than it would have been had it been based solely on the performance of the Index without the multiplier (i.e., $400). If the ending level is zero, the redemption amount will be zero ($1,000 x .00 x multiplier).

•

The Stated Maturity Date Of The Securities Is A Pricing Term And Will Be Determined By Us On The Pricing Date. We will not fix the stated maturity date until the pricing date. The term could be as short as approximately 23 months and as long as approximately 26 months. You should be willing to hold your securities for up to approximately 26 months. The stated maturity date selected by us could have an impact on the value of the securities.

•

The Securities Are Subject To The Credit Risk Of Wells Fargo. The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

•

The Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the participation rate, the capped value and by the market and other conditions discussed in the next risk consideration.

•

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Index performance; capped value; interest rates; volatility of the Index; time remaining to maturity; dividend yields on the securities included in the Index; events involving the companies included in the Index; and our credit ratings, financial condition and results of operation. Because several factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

PRS-9

•

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop. The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

•

The Amount You Receive On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index. Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the Index because, among other reasons, the redemption amount will be determined by reference to the ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends paid on those securities.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•

An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets. The Index consists of shares of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The shares included in the Index may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of such shares which could, in turn, adversely affect the value of the securities.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level, and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the securities. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index. These activities may present a conflict between us and our affiliates and you.

PRS-10

•

Trading And Other Transactions By Us Or Our Affiliates Or Any Dealer Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities. From time to time, as part of our general financial risk management, we or one or more of our affiliates or any dealer may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates or any dealer may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.

To the extent that we or one or more of our affiliates or any dealer has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates or any dealer may liquidate a portion of such holdings at or about the time of the stated maturity of the securities or at or about the time of a change in the securities included in the Index. Certain activity by us or one or more of our affiliates or any dealer described above can potentially increase or decrease the prices of the securities included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of the positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates or any dealer may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates or any dealer may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

In addition, we or one or more of our affiliates or any dealer may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates or any dealer may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we or they take any such position at any time, it is possible that we or they could receive substantial returns with respect to those positions while the value of your security may decline.

We or one or more of our affiliates or any dealer may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates or any dealer could adversely affect the value of the securities.

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain. See “Terms of the Securities —Material Tax Consequences.”

PRS-11

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 122.7% or $1,227 per security (the midpoint of the specified range of the capped value) and a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
2479.91	50.00%	$1,227.00	22.70%	10.29%
2314.58	40.00%	$1,227.00	22.70%	10.29%
2149.25	30.00%	$1,227.00	22.70%	10.29%
1983.92	20.00%	$1,227.00	22.70%	10.29%
1942.10	17.47%	$1,227.00	22.70%	10.29%
1818.60	10.00%	$1,130.00	13.00%	6.09%
1735.93	5.00%	$1,065.00	6.50%	3.11%
1653.27 (2)	0.00%	$1,000.00	0.00%	0.00%
1570.61	-5.00%	$1,000.00	0.00%	0.00%
1487.94	-10.00%	$1,000.00	0.00%	0.00%
1363.95	-17.50%	$1,000.00	0.00%	0.00%
1347.42	-18.50%	$987.88	-1.21%	-0.60%
1239.95	-25.00%	$909.09	-9.09%	-4.62%
826.64	-50.00%	$606.06	-39.39%	-23.12%
413.32	-75.00%	$303.03	-69.70%	-50.78%

(1)

The annualized rates of return are calculated based on a stated maturity date of February 8, 2015 (the midpoint of the specified range of the stated maturity date) on a semi-annual bond equivalent basis with compounding.

(2)	The hypothetical starting level. The actual starting level will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting level, ending level, stated maturity date and capped value.

PRS-12

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical capped value of 122.7% or $1,227 per security (the midpoint of the specified range for the capped value) and assuming hypothetical starting levels and ending levels as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting level: 1653.27

Hypothetical ending level: 1800.00

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal:

$ 1,000 +	$1,000	×	1800.00 – 1653.27	× 130%	= $1,115.38
1653.27

On the stated maturity date you would receive $1,115.38 per security.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting level: 1653.27

Hypothetical ending level: 2250.00

The redemption amount would be equal to the capped value since the capped value is less than:

$ 1,000 +	$1,000	×	2250.00 – 1653.27	× 130%	= $1,469.22
1653.27

On the stated maturity date you would receive $1,227.00 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 130% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than 117.46% of the starting level (assuming a capped value of 122.7% or $1,227 per security, the midpoint of the specified range for the capped value) since your return on the securities for any ending level greater than 117.46% of the starting level will be limited to the capped value.

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting level: 1653.27

Hypothetical ending level: 1400.00

Hypothetical threshold level: 1363.94775, which is 82.5% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but not by more than 17.5%, you would not lose any of the original public offering price of your securities.

On the stated maturity date you would receive $1,000 per security.

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting level: 1653.27

Hypothetical ending level: 1105.00

Hypothetical threshold level: 1363.94775, which is 82.5% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level by more than 17.5%, you would lose a portion of the original public offering price of your securities and receive the redemption amount equal to:

$1,000 x	1105.00	x multiplier	= $810.15
1653.27

On the stated maturity date you would receive $810.15 per security.

The multiplier is used in the calculation of the redemption amount if the ending level is less than the threshold level. The effect of the multiplier in these circumstances is to provide a payment at maturity on the securities that is approximately

PRS-13

21.21% greater than it would have been had it been based solely on the performance of the Index without the multiplier. In this example, although the ending level declined by approximately 33.16% from the starting level (i.e., the ending level divided by the starting level is approximately 0.6684), the redemption amount per security is $810.15, which is approximately 21.21% higher than the payment that would be received if the amount payable at stated maturity were based on the performance of the Index without the multiplier (i.e., $1,000 x 0.6684, or $668.40). You should note that, as the performance of the Index declines, this outperformance of the securities relative to the performance of the Index declines as well, because the multiplier only acts to buffer the performance of the Index on a percentage basis. For example, if the ending level is 60% of the starting level, the redemption amount would be equal to $727.27 per security ($1,000 x .60 x multiplier), which is $127.27 greater than it would have been had it been based solely on the performance of the Index without the multiplier (i.e., $600). However, if the ending level is 40% of the starting level, the redemption amount would be equal to $484.85 per security ($1,000 x .40 x multiplier), which is only $84.85 greater than it would have been had it been based solely on the performance of the Index without the multiplier (i.e., $400). If the ending level is zero, the redemption amount will be zero ($1,000 x .00 x multiplier).

To the extent that the starting level, ending level and capped value differ from the values assumed above, the results indicated above would be different.

PRS-14

The MSCI EAFE Index

The MSCI EAFE Index is an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada. See “The MSCI EAFE Index” in Annex A to the product supplement for additional information about the MSCI EAFE Index.

Historical Information

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the MSCI EAFE Index at any time from Bloomberg under the symbol “MXEA”.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2003 to January 14, 2013. The closing level on January 14, 2013 was 1653.27.

PRS-15

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2003 through December 31, 2012 and for the period from January 1, 2013 to January 14, 2013.

	High	Low	Last
2003
First Quarter	984.21	823.51	868.55
Second Quarter	1074.97	876.58	1025.74
Third Quarter	1138.13	1024.11	1103.39
Fourth Quarter	1288.77	1124.33	1288.77
2004
First Quarter	1365.62	1286.25	1337.07
Second Quarter	1360.32	1226.65	1327.97
Third Quarter	1328.19	1258.55	1318.03
Fourth Quarter	1515.48	1329.37	1515.48
2005
First Quarter	1568.18	1462.16	1503.85
Second Quarter	1518.07	1439.66	1473.72
Third Quarter	1618.84	1450.18	1618.84
Fourth Quarter	1696.07	1533.92	1680.13
2006
First Quarter	1841.74	1684.06	1827.65
Second Quarter	1980.26	1681.70	1822.88
Third Quarter	1914.88	1708.45	1885.26
Fourth Quarter	2074.48	1890.59	2074.48
2007
First Quarter	2182.60	2030.00	2147.51
Second Quarter	2285.36	2152.13	2262.24
Third Quarter	2335.70	2039.86	2300.38
Fourth Quarter	2388.74	2179.99	2253.36
2008
First Quarter	2253.36	1913.53	2038.62
Second Quarter	2206.72	1957.23	1967.19
Third Quarter	1934.39	1553.15	1553.15
Fourth Quarter	1568.20	1044.23	1237.42
2009
First Quarter	1281.02	911.39	1056.23
Second Quarter	1361.36	1071.10	1307.16
Third Quarter	1580.58	1251.65	1552.84
Fourth Quarter	1617.99	1496.75	1580.77
2010
First Quarter	1642.20	1451.53	1584.28
Second Quarter	1636.19	1305.12	1348.11
Third Quarter	1570.36	1337.85	1561.01
Fourth Quarter	1675.07	1535.13	1658.30
2011
First Quarter	1758.97	1597.15	1702.55
Second Quarter	1809.61	1628.03	1708.08
Third Quarter	1727.43	1331.35	1373.33
Fourth Quarter	1560.85	1310.15	1412.55
2012
First Quarter	1586.11	1405.10	1553.46
Second Quarter	1570.08	1308.01	1423.38
Third Quarter	1569.91	1363.52	1510.76
Fourth Quarter	1618.92	1467.33	1604.00
2013
January 1, 2013 to January 14, 2013	1655.98	1604.15	1653.27

PRS-16